Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of OUTFRONT Media Inc. (formerly CBS Outdoor Americas Inc.) of our report dated June 19, 2014, except for the reportable segment discussed in Note 18 and for the effect of the cash flow revision discussed in Note 2, as to which the date is December 22, 2014, relating to the financial statements of the Outdoor Advertising business of Van Wagner Communications, LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

December 22, 2014